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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-24683

PRICING SUPPLEMENT DATED JUNE 10, 1997
(To Prospectus dated June 6, 1997 and Prospectus Supplement dated June 6, 1997)

WILLIAMS HOLDINGS OF DELAWARE, INC.
MEDIUM-TERM NOTES, SERIES A -- FIXED RATE
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
Trade Date: June 10, 1997                Original Issue Date: June 13, 1997
Principal Amount: $80,000,000            Net Proceeds to Issuer: $79,720,000
Currency: U.S.$                          Minimum Denomination: $1,000
Issue Price: $80,000,000
Selling Agent's Commission: $280,000
Interest Rate: 6.68%
Interest Payment Date(s): March 1 and September 1 (beginning September 1, 1997) Maturity Date: June 13, 2000
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Form:      X      Book-Entry
      ________    Certificated

Redemption:      X      The Notes cannot be redeemed prior to maturity
           ________     The Notes may be redeemed prior to maturity

        Initial Redemption Date:
        Initial Redemption Price:
        Annual Redemption Price Reduction:

Repayment:    X      The Notes cannot be repaid prior to maturity
           ________  The Notes can be repaid prior to maturity at the option of the holder

        Repayment Price:
        Repayment Date:

Discount Note:  ________  Yes

                   X      No

        Total Amount of OID:
        Original Yield to Maturity:
        Initial Accrual Period OID:
        Method Used to Determine Yield for Initial Accrual
        Period:  _____  Approximate   _____  Exact

Capacity:      X      Agent   ________  Principal

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If as principal:  ------- The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.

                  ------- The Registered Notes are being offered at a fixed initial public
                          offering price   % of Principal Amount. The Registered Notes are being
                          reoffered to dealers with a reallowance not to exceed   % of the
                          Commission or Fee.
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SALOMON BROTHERS INC
                    LEHMAN BROTHERS

                                       MORGAN STANLEY DEAN WITTER

                                                      SMITH BARNEY INC.